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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           _________________________

                                SCHEDULE 14D-9

               Solicitation/Recommendation Statement Pursuant to
            Section 14(d)(4) of the Securities Exchange Act of 1934
                               (Amendment No. 3)

                           _________________________


                              VALLEN CORPORATION
                           (Name of Subject Company)

                              VALLEN CORPORATION
                     (Name of Person(s) Filing Statement)


                    Common Stock, par value $.50 per share
                        (Title of Class of Securities)


                                   919260109
                     (CUSIP Number of Class of Securities)

                           _________________________

                               James W. Thompson
                            Chief Executive Officer
                              Vallen Corporation
                            13333 Northwest Freeway
                             Houston, Texas 77040
                                (713) 462-8700

(Name, address and telephone number of person authorized to receive notice and communications on behalf of the person(s) filing statement)


                                with copies to:

                              John B. Clutterbuck
                     Mayor, Day, Caldwell & Keeton, L.L.P.
                           700 Louisiana, Suite 1900
                          Houston, Texas 77002-2778
                                (713) 225-7000